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News 22.03	Investor Relations: 281-504-4000
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For Immediate Release

Harken Reports 2003 Third Quarter Earnings Results

Houston, Texas (November 14, 2003) – Harken Energy Corporation (“Harken”) (AMEX: “HEC”) today reported results for the third quarter of 2003. The results of Harken’s restructuring efforts are becoming clear as seen in Harken’s Form 10-Q for the period ended September 30, 2003, filed today.

•	Harken reduced current debt by $28 million during the first nine months of 2003, improving the ratio of current assets to current liabilities.

•	Harken reduced long-term debt to $16.3 million at September 30, 2003, improving the ratio of total liabilities to equity to 1:1 as compared to 15:1 at December 31, 2002.

•	Harken’s general and administrative costs decreased 42% during the third quarter 2003 compared to the prior year period due to employee reductions as well as reduced legal and professional costs associated with Harken’s capital restructuring plan.

Other financial highlights include:

•	Oil and gas revenues for the third quarter 2003 were $6.9 million compared to $6.0 million for the third quarter 2002 primarily due to higher oil and natural gas prices.

•	Cash flow from operations for the current year period was $2.8 million compared to negative $2.1 million for the same period in 2002.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Total Revenues	$6,464,000	$7,014,000	$19,668,000	$21,109,000
Oil and Gas Operating Expenses	1,855,000	2,778,000	6,568,000	7,342,000
General and Administrative Expenses	2,702,000	1,571,000	7,564,000	6,487,000
Depreciation and Amortization	2,640,000	2,299,000	9,271,000	6,496,000
Litigation and contingent liability settlements, net	—	—	1,168,000	—
Interest Expense and Other, net	1,807,000	210,000	3,732,000	3,970,000
Gains from Repurchases / Exchanges of Convertible Notes	3,315,000	—	3,655,000	5,282,000
Income Tax (Expense) / Benefit	(75,000)	(75,000)	(255,000)	276,000
Minority Interest of Subsidiary	39,000	(65,000)	68,000	(95,000)
Cumulative Effect of Change in Accounting Principle	—	—	—	(813,000)

Net Income (Loss)	$739,000	$16,000	$(5,167,000)	$1,464,000
Net Loss Attributed to Common Stock	(263,000)	(806,000)	(8,284,000)	(1,354,000)
Basic Net Loss per Common Share	(0.01)	(0.01)	(0.40)	(0.02)
Basic Weighted Average Shares Outstanding	22,835,940	134,913,094	20,696,314	93,738,732

News 22.03

More information is available in Harken Energy Corporation’s Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission and which is available through the Company’s website at www.harkenenergy.com.

Harken believes that it is important to communicate its future expectations to its stockholders. Forward-looking statements reflect the current view of management with regard to future events and are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risks described in Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission as well as other risks described in the Form 10-Q filed for the period ending September 30, 2003. Although Harken believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements.